EXHIBIT 10.13

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Amendment”) is made and entered into effective as of December 22, 2003, by and between MGAM SYSTEMS, INC., a Delaware Corporation, and MEGABINGO, INC., a Delaware Corporation (collectively “Borrower”) and COMERICA BANK (“Bank”), successor by merger to Comerica Bank-California.

RECITALS:

Effective June 25, 2003, Borrower and Bank entered into that certain Loan and Security Agreement (herein the “Loan Agreement”) governing certain loans to be made to Borrower by Bank from time to time.

In connection with the execution and delivery of the Loan Agreement, Multimedia Games, Inc., a Texas corporation, and MGAM Services, L.L.C., a Delaware limited liability company (collectively “Guarantors”) executed and delivery to Bank one or more guaranty agreements (collectively the “Guaranties”) pursuant to which Guarantors guaranteed to Bank prompt payment of all indebtedness and obligations of Borrower to Bank then or thereafter outstanding and prompt performance of all other obligations of Borrower to Bank then or thereafter outstanding.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Borrower and Bank now desire to amend the Loan Agreement to provide for an increase of $10,000,000.00 to the Capital Expenditure Line and to make certain changes to other terms and provisions of the Loan Agreement, all as more particularly set forth herein.

AGREEMENTS:

Borrower and Bank hereby agree as follows:

(1) Section 6.2 of the Loan Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

“6.2 Financial Statements, Reports, Certificates. Deliver to Bank: (a) as soon as available, but in any event within 50 days after the end of each fiscal quarter, except the last quarter, a company prepared consolidated balance sheet, income statement and statement of cash flows for Multimedia Games, Inc. and all of its Subsidiaries, including without limitation Borrower, for operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; provided, however, that if the Obligations on any day during a month exceed $15,000,000.00, then for that month and each month thereafter until a month during which the Obligations do not exceed, on any day, $15,000,000.00, the foregoing reports shall be delivered on a monthly basis, as soon as available but in any event within 30 days after the end of the applicable month(s); (b) as soon as available, but in any event within 95 days after the end of the fiscal year of Multimedia Games, Inc., audited consolidated financial statements of Multimedia Games, Inc. and all of its Subsidiaries, including without limitation Borrower, prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (BDO Seidman, LLP being confirmed as currently reasonably acceptable to Bank); (c) if applicable, copies of all statements, reports and notices sent or made available generally by Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, to their respective security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, that could result in damages or costs to Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, of $100,000 or more; (e) such budgets, sales projections, operating plans or other financial information generally prepared by Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, in the ordinary course of business as Bank may reasonably request from time to time; (f) within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower or any Guarantor has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of each of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement; and (g) as soon as available, but in any event no later than September 15th of each fiscal year, a company prepared pro-forma consolidated balance sheet and income statement for the next succeeding fiscal year for Multimedia Games, Inc. and all of its Subsidiaries, including without limitation Borrower, containing good faith financial projections for the next succeeding fiscal year, prepared in accordance with GAAP, consistently applied, to the extent applicable, and otherwise in a form reasonably acceptable to Bank and certified by a Responsible Officer.

(a.) Within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable as of the last day of such month.

(b.) Within 30 days after the last day of each month, Borrower shall deliver to Bank with the Borrowing Base Certificate, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto; provided, that such monthly Compliance Certificate, except as provided below, shall only be required to certify as to the “Minimum Cash” and “Revenue Generating EPS Ratio”. Each Compliance Certificate shall be accompanied by a Covenant Calculation Worksheet in the form attached as continuation pages to Exhibit E, appropriately completed with the information required to be certified to in such Compliance Certificate.

(c.) Within 50 days after the last day of each fiscal quarter, Borrower shall deliver to Bank with the quarterly financial statements, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto with all information completed; provided, however, that if Borrower is being required to deliver monthly financial statements as provided above, then the Compliance Certificate under this subsection shall also be required on a monthly basis and shall be due within 30 days after the last day of each applicable month. Each Compliance Certificate shall be accompanied by a Covenant Calculation Worksheet in the form attached as continuation pages to Exhibit E, appropriately completed with the information required to be certified to in such Compliance Certificate.

(d.) Promptly upon receipt, and in no event more than 3 business day after receipt, Borrower shall deliver to Bank a true, correct and complete copy of any Class III Advisory Letter.

(e.) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(f.) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.”

(2) Section 6.6 of the Loan Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

“6.6 Primary Depository. Maintain its primary depository, operating and investment accounts with Bank or Bank’s affiliates. Borrower shall be permitted to maintain (a) up to $1,000,000 at Wells Fargo Brokerage Services, LLC, as long as such funds are held as collateral by Wells Fargo Brokerage Services, LLC for letter of credit obligations owed by Borrower, and (b) up to $500,000 with E*Trade.”

(3) Section 6.7(a) of the Loan Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

“(a) Current Ratio. A ratio of Current Assets to Current Liabilities of at least 1.00 to 1.00. This covenant shall be measured as of the last day of each calendar quarter; provided, however, that if the Obligations on any day exceed $15,000,000.00, then the covenant shall also be measured as of the last day of each calendar month, commencing with the month in which the Obligations first exceeded $15,000,000 and continuing thereafter on a monthly basis until the Obligations are again below $15,000,000.00 for an entire calendar month.”

(4) Section 6.7(b) of the Loan Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

“(b) Tangible Net Worth. A Tangible Net Worth of not less than $70,000,000 before December 30, 2003 and not less than $90,000,000 beginning December 31, 2003 and thereafter.”

(5) Section 6.7(e) of the Loan Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

“(e) Fixed Charge Coverage. A ratio of earnings before interest, taxes and depreciation amortization to the sum of cash capital expenditures plus the current portion of all long-term Indebtedness plus interest expense plus cash income tax expense of at least 1.00 to 1.00. Fixed Charge Coverage ratio shall be calculated on a rolling 4-quarter basis.”

(6) Section 6.7(f) of the Loan Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

“(f) Revenue Generating EPS Ratio. The ratio of the total outstanding Capital Expenditure Advances to Revenue Generating EPS shall not exceed $2,000 to 1. This covenant shall be measured as of the last day of each calendar month.

Bank shall have the right, in its sole discretion, to reset any of the financial covenants as often as annually.”

(7) Section 7.7 of the Loan Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

“7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, other than Permitted Investments and Permitted Development Agreements, or maintain or invest any of its property with a Person other than Bank or Bank’s affiliates, other than pursuant to Permitted Development Agreements, unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower; provided, however, that Permitted Development Agreements and investments thereunder shall only be permitted if, and shall otherwise constitute an Event of Default unless, (a) Borrower and/or Multimedia Games have, and will continue to have after funding 100% of the investments under the proposed Permitted Development Agreement, a balance of Cash at Bank of not less than $2,000,000, and (b) Borrower shall have delivered Bank a pro forma calculation of its Current Ratio after giving effect to the funding of 100% of the investment under the proposed Permitted Development Agreement, in a form reasonably acceptable to Bank and certified by a Responsible Officer, which calculation shall reflect that no default will occur under the Current Ratio requirements of this Agreement as a result of the funding of the investment under the proposed Permitted Development Agreement.”

(8) There is hereby added to the definitions contained in Exhibit A to the Loan Agreement a new definition of Current Assets and the current definitions of Capital Expenditure Line and Revenue Generating EPS are hereby amended and restated in their entirety to hereafter be and read as follows:

“Capital Expenditure Line” means a Credit Extension of up to $20,000,000. Aggregate advances for software under the Capital Expenditure Line shall not exceed 10% of all Capital Expenditure Advances.

“Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date. Current Assets shall exclude any investments under Permitted Development Agreements.

“Revenue Generating EPS” means all revenue-generating assets owned by MegaBingo, Inc. from time to time (i) for which a Class III Adverse Letter from the National Indian Gaming Commission or similar governing entity shall not have been received by Borrower or any customer of such assets, (ii) which shall have generated for a period of at least 30 consecutive days, net revenues for MegaBingo, Inc. of not less than $500 per machine per month, (iii) which are subject to a first priority perfected security interest in favor of Bank and (iv) which, if located on Indian land, the applicable Native American tribe has given a waiver of sovereign immunity and has a credit rating acceptable to Bank in both cases. Revenue Generating EPS shall not include any assets that have been pledged to lender other than the Bank.

(9) The last paragraph in the definition of Permitted Indebtedness that begins “Notwithstanding the foregoing, Borrower shall be allowed to incur additional indebtedness not exceeding $20,000,000 in the aggregate …” is hereby deleted in its entirety.

(10) Exhibit A to the Schedule of Exceptions is hereby amended and restated in its entirety to hereafter be in the form attached hereto as Schedule A.

(11) The obligation of Bank to make the first Credit Extension under the Capital Expenditure Line after the date hereof is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) A counterpart of this Amendment duly executed by Borrower and Guarantors;

(b) A commitment fee for the increase in the Capital Expenditure Line equal to $100,000.00 ($50,000.00 of which has previously been paid), which shall be nonrefundable;

(c) Confirmation of payment by Borrower of all Bank Expenses incurred through the date of this Amendment, other than the legal fees for preparation of this Amendment that will be paid by Bank;

(d) An officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(e) An officer’s certificate of each Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment; and

(f) Such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

(12) Except as, and to the extent, set forth herein: (i) Bank hereby reserves all remedies, powers, rights and privileges that Bank may have under the Loan Agreement or the other Loan Documents, at law (including under the Uniform Commercial Code), in equity, or otherwise; and (ii) all terms, conditions and provisions of the Loan Agreement and the other Loan Documents are and shall remain in full force and effect and nothing herein shall operate as a consent to or a waiver, amendment, or forbearance in respect of any matter (including any event of default that may currently exist or hereafter occur under the Loan Agreement or other Loan Documents) or any other right, power, or remedy of Bank under the Loan Agreement and the other Loan Documents. No delay on the part of Bank in the exercise of any remedy, power, right or privilege shall impair such remedy, power, right, or privilege or be construed to be a waiver of any default, nor shall any partial exercise of any such remedy, power, right or privilege preclude further exercise thereof or of any other remedy, power, right or privilege. Borrower represents and warrants to Bank that the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date thereof as though made on and as of such date. Borrower further represents and warrants to Bank that Borrower and Guarantors have not made or filed any applications or registrations with respect to their respective intellectual property, other than as shown on

Exhibits A, B and C of the Intellectual Property Security Agreement each executed at the time of execution of the Loan Agreement and other than as shown in the quarterly Intellectual Property reports delivered by Borrower to Bank under Section 6.2(f) of the Loan Agreement.

(13) Each of Borrower and Guarantors acknowledges that Bank would not enter into this Amendment without Borrower’s and Guarantors’ assurances that each has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under the Loan Agreement, each of Borrower and Guarantors releases Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement and the other Loan Documents, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims which any of Borrower and Guarantors now have against Bank of any nature, including any claims that any of Borrower and Guarantors, their respective successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to this Amendment, the Loan Agreement, and the other Loan Documents, or the transactions contemplated thereby. Each of Borrower and Guarantors waives the provisions of California Civil Code section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

Each of Borrower and Guarantors hereby further covenants and agrees that the provisions, waivers and releases set forth in this section are binding upon Borrower and Guarantors and each of their respective shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.

Each of Borrower and Guarantors warrants and represents that they are the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and none have heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Each of Borrower and Guarantors shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

The provisions of this section shall survive payment in full of the obligations owing Borrower to Bank, full performance of all the terms of this Amendment, the Loan Agreement, and the other Loan Documents, and/or Bank’s actions to exercise any remedy available under this Amendment, the Loan Agreement and the other Loan Documents, or otherwise.

(14) Borrower acknowledges that, as of the date of this Amendment, Borrower owes Bank an amount equal to $12,111,111.12 (principal balance) plus accrued and unpaid interest thereon. Borrower hereby reaffirms all of its obligations to Bank under the Loan Agreement and the other Loan Documents and forever waives and relinquishes any and all claims, off sets or defenses that Borrower may now have with respect to the payment of sums due to Bank and the performance of other obligations under the Loan Agreement and the other Loan Documents. Each of Borrower and Guarantors hereby ratifies and confirms that each security agreement, collateral assignment and other collateral document executed by any of them in favor of Bank in connection with the indebtedness and obligations which are the subject of the Loan Agreement are in full force and effect, and continue to secure any and all indebtedness of Borrower to Bank now or hereafter owed by Borrower to Bank.

(15) Guarantors also hereby join in this Amendment to evidence Guarantors consent to execution by Borrower of this Amendment, to confirm that the Guaranties which each executed apply and shall continue to apply to all indebtedness of Borrower to Bank now or hereafter outstanding, including without limitation indebtedness under the increased Capital Expenditure Line of Credit, and to acknowledge that without such consent and confirmation, Bank would not execute this Amendment or otherwise consent to the transactions contemplated hereby.

(16) Borrower and Guarantors each hereby represents and warrants to Bank that (a) the execution and delivery of this Amendment is within its corporate powers, has been duly authorized by all necessary corporate action, and is not in contravention of any law, rule or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, and (b) this Amendment and the Loan Agreement, as amended by this Amendment, constitute each party’s legal, valid and binding obligations, enforceable against each party in accordance with their respective terms.

(17) This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[SIGNATURES ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BORROWER MGAM SYSTEMS, INC.

By:	/s/ Craig S. Nouis

Name:	Craig S. Nouis

Title:	CFO

MEGABINGO, INC.

By:	/s/ Craig S. Nouis

Name:	Craig S. Nouis

Title:	CFO

GUARANTORS MULTIMEDIA GAMES, INC.

By:	/s/ Craig S. Nouis

Name:	Craig S. Nouis

Title:	CFO

MGAM SERVICES, L.L.C.

By:	/s/ Craig S. Nouis

Name:	Craig S. Nouis

Title:	CFO

BANK COMERICA BANK

By:	/s/ Phillip A. Wright

Name:	Phillip A. Wright

Title:	Vice President